Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HISTOGENICS CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 2019, AT 8:18 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4190350 8100	Authentication: 203680340
SR# 20197259455	Date: 09-27-19

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CERTIFICATE OF AMENDMENT
OF THE SIXTH AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
OF
IHSTOGENICS CORPORATION

Histogenics Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

DOES HEREBY CERTIFY:

FIRST: That the name of this Corporation is Histogenics Corporation. The original certificate of incorporation of this Corporation was originally filed with the office of the Secretary of State of the State of Delaware on July 14, 2006 under the name Histogenics Corporation.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) of this Corporation, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article IV of the Restated Certificate be amended by adding a new paragraph immediately prior to Paragraph A which reads as follows:

“Effective as of immediately upon the filing of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware (the “Effective Time”), each 60 issued shares of each series of Preferred Stock and Common Stock shall be combined and changed into 1 share of such series of Preferred Stock or Common Stock, as applicable (the “Reverse Stock Split”), which shares shall be fully paid and nonassessable. The Corporation shall not issue to any holder a fractional share of Common Stock on account of the Reverse Stock Split. Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock. Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and do not

D-1

represent separately bargained for consideration. Such Reverse Stock Split shall occur whether or not certificates representing any stockholder’s shares held prior to the Reverse Stock Split are surrendered for cancellation.”

RESOLVED, that Article IV of the Restated Certificate be amended by amending and restating Paragraph A in its entirety as follows:

“A.                              The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred ten million (210,000,000), consisting of two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

THIRD: The foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with Sections 211 and 242 of the General Corporation Law.

FOURTH: Other than as set forth in this Certificate of Amendment, the Sixth Amended and Restated Certificate of Incorporation shall remain in full force and effect, without modification, amendment or change.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 27th day of September, 2019.

HISTOGENICS CORPORATION

By:	/s/ Adam Gridley
Adam Gridley, President

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “HISTOGENICS CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 2019, AT 1:20 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4190350 8100 SR# 20197268809	Authentication: 203684429 Date: 09-27-19

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CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT
OF
SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HISTOGENICS CORPORATION

Histogenics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) DOES HEREBY CERTIFY:

1.             The name of the corporation is Histogenics Corporation (the “Corporation”).

2.             That a Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation (the Certificate of Amendment”) was filed with the Secretary of State of Delaware on September 27, 2019, and that said Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

3.             The inaccuracy or defect of said Certificate of Amendment is: The treatment of a fractional share of Common Stock resulting from the Reverse Split contemplated by said Certificate of Amendment.

4.             The new paragraph added to Article IV of the Sixth Amended and Restated Certificate of Incorporation pursuant to the Certificate of Amendment is corrected to read as follows:

“Effective as of immediately upon the filing of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware (the “Effective Time”), each 60 issued shares of each series of Preferred Stock and Common Stock shall be combined and changed into 1 share of such series of Preferred Stock or Common Stock, as applicable (the “Reverse Stock Split”), which shares shall be fully paid and nonassessable. The Corporation shall not issue to any holder (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) a fractional share of Common Stock on account of the Reverse Stock Split. Rather, any fractional share of Common Stock resulting from such change shall be rounded downward to the nearest whole share of Common Stock. Each holder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Corporation’s Common Stock as reported on The Nasdaq Capital Market on the date of the filing of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Such Reverse Stock Split shall occur whether or not certificates representing any stockholder’s shares held prior to the Reverse Stock Split are surrendered for cancellation.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on the 27th day of September, 2019.

/s/ Adam Gridley
Adam Gridley, President